SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Aradigm Corporation

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ARADIGM CORPORATION

3929 Point Eden Way
Hayward, California, 94545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 20, 2004

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Aradigm Corporation, a California corporation (the “Company”). The meeting will be held on Thursday, May 20, 2004 at 9:00 a.m. local time at Company’s offices for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares.

3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

4. To conduct any other business properly brought before the meeting.

      These items of business are more fully described in the Proxy Statement accompanying this Notice.

      The record date for the Annual Meeting is March 31, 2004. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Richard P. Thompson
Chairman and Chief Executive Officer

Hayward, California

April 2, 2004

      You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2
PROPOSAL 3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCK OPTION GRANTS AND EXERCISES
Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year End Option Values
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION*
PERFORMANCE MEASUREMENT COMPARISON*
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A -- AMENDED AUDIT COMMITTEE CHARTER, ADOPTED FEBRUARY 27, 2004

ARADIGM CORPORATION

3929 Point Eden Way
Hayward, California, 94545

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Aradigm Corporation (sometimes referred to as the “Company” or “Aradigm”) is soliciting your proxy to vote at the 2004 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      The Company intends to mail this proxy statement and accompanying proxy card on or about April 7, 2004 to all shareholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

      Only shareholders of record at the close of business on March 31, 2004 will be entitled to vote at the annual meeting. On this record date, there were 63,036,410 shares of common stock and 1,544,626 shares of Series A Convertible Preferred Stock (“Preferred Stock”) outstanding and entitled to vote.

     Shareholder of Record: Shares Registered in Your Name

      If on March 31, 2004 your shares were registered directly in your name with Aradigm’s transfer agent, Equiserve Trust, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If on March 31, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

      There are three matters scheduled for a vote:

•	Election of eight directors;

•	Proposed amendment to the Company’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares; and

•	Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

How do I vote?

      You may either vote “For” all the nominees for director or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

     Shareholder of Record: Shares Registered in Your Name

      If you are a shareholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

     Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Aradigm. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

      On each matter to be voted upon, you have one vote for each share of common stock you own and four votes for each share of Preferred Stock you own as of March 31, 2004.

What if I return a proxy card but do not make specific choices?

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, “For” the amendment to our Amended and Restated Articles of Incorporation, and “For” the ratification of Ernst & Young LLP as independent auditor for our fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Shareholder Communications, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee, estimated to be $9,000 plus out-of-pocket expenses, if it solicits proxies.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Aradigm’s Secretary at 3929 Point Eden Way, Hayward, California, 94545.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are shareholder proposals due for next year’s annual meeting?

      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 8, 2004, to Aradigm’s Secretary at 3929 Point Eden Way, Hayward, California, 94545. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on March 14, 2005 and no earlier than the close of business on February 12, 2005. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

How are votes counted?

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be counted towards the vote total for any proposal except Proposal 2. For Proposal 2, abstentions and broker non-votes will have the same effect as “Against” votes.

      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal 2, the amendment to the Company’s Amended and Restated Articles of Incorporation, must receive a “For” vote from (i) a majority of the outstanding shares of common stock and (ii) a majority of all outstanding shares voting as on as-converted basis either in person or by proxy. If you do not vote, or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

•	To be approved, Proposal 3, ratifying the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004, must receive a “For” vote from the majority of shares present either in person or by proxy and entitled to vote. Broker non-votes will have no effect.

What is the quorum requirement?

      A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the voting power of the outstanding shares are represented by shareholders present at the meeting or by proxy. On the record date, there were 63,036,410 shares of common stock and 1,544,626 shares of Preferred Stock outstanding and entitled to vote, which represent 6,178,504 votes on an as-converted basis.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

      Aradigm’s Board of Directors consists of eight directors. There are eight nominees for director this year. Each director to be elected will hold office until the next annual meeting of shareholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders, other than Stephen Jaeger, who joined our Board of Directors in March 2004. Mr. Jaeger was recommended for election to our Board by existing board members. It is our policy to invite nominees to attend the annual meeting and to encourage attendance at meetings at which substantial shareholder attendance is expected. One of the nominees for election as a director at the 2003 Annual Meeting of Shareholders attended the 2003 Annual Meeting of Shareholders.

      The candidates receiving the highest number of affirmative votes by the shares entitled to be voted will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Aradigm’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

      The following is a brief biography of each nominee for director.

Name	Age	Principal Occupation/Position Held With the Company

Frank H. Barker	73	Retired Group Chairman of Johnson & Johnson Company and Director
Stan M. Benson	53	Retired Senior Vice President, Sales and Marketing of Amgen Inc. and Director
Igor Gonda	56	Chief Executive Officer and Managing Director of Acrux Ltd. and Director
Stephen O. Jaeger	59	Chairman, President and Chief Executive Officer of eBT International, Inc. and Director
John M. Nehra	55	Managing General Partner of Catalyst Ventures, L.P. and Director
Wayne I. Roe	54	Consultant and Director
Richard P. Thompson	52	Chairman, Chief Executive Officer and Director
Virgil D. Thompson	64	President and Chief Executive Officer of Angstrom Pharmaceuticals and Director

      Frank H. Barker has been a director since May 1999. From January 1980 to January 1994, Mr. Barker served as a company group chairman of Johnson & Johnson Company, a diversified health care company, and was Corporate Vice President from January 1989 to January 1996. Mr. Barker holds a B.A. in Business Administration from Rollins College, Winter Park, Florida. Mr. Barker is a director of Catalina Marketing Corporation, a direct-to-consumer marketing company.

      Stan M. Benson has been a director since April 2001. Mr. Benson served as Senior Vice President, Sales and Marketing of Amgen, Inc., a biotechnology company from 1995 to 2001. Prior to joining Amgen, Mr. Benson worked at Pfizer, Inc., a pharmaceutical company, for 19 years in various senior management positions. Mr. Benson received a B.A. and an M.S. from New York University. Mr. Benson is now retired.

      Igor Gonda, Ph.D. has been a director since September 2001. Dr. Gonda is the Chief Executive Officer and Managing Director of Acrux Limited, a drug delivery company in Melbourne, Australia. Dr. Gonda was our Chief Scientific Officer until December 2001 and previously held the position of Vice President, Research and Development, from October 1995 until July 2001. From February 1992 to September 1995, Dr. Gonda

was a Senior Scientist and Group Leader at Genentech, Inc. Prior to that, Dr. Gonda held academic positions at the University of Aston in Birmingham, UK, and the University of Sydney, Australia. Dr. Gonda has a B.Sc. in Chemistry and a Ph.D. in Physical Chemistry from Leeds University, UK. Dr. Gonda is the Chairman of the Scientific Advisory Board of Aradigm.

      Stephen O. Jaeger has been a director since March 2004. He has been the Chairman, President and Chief Executive Officer of eBT International, Inc., a software products and services company, since 1999. Prior to joining eBT, Mr. Jaeger was the Executive Vice President and Chief Financial Officer of Clinical Communications Group, Inc., a provider of educational marketing services to the pharmaceutical and biotech industry, from 1997 to 1998. From 1995 to 1997, Mr. Jaeger served as Vice President, Chief Financial Officer and Treasurer of Applera Corp., formerly known as Perkin-Elmer Corporation, an analytical instruments and systems company with a focus on life sciences and genetic discovery. Prior to 1995, Mr. Jaeger was Chief Financial Officer and a director of Houghton Miffin Company and held various financial positions with the British Petroleum Company, Weeks Petroleum Limited and Ernst & Young LLP. Mr. Jaeger holds a B.A. in Psychology from Fairfield University and an MBA in Accounting from Rutgers University. Mr. Jaeger is also a Certified Public Accountant. Mr. Jaeger is on the board of Savient Pharmaceuticals, Inc. Mr. Jaeger is the designated “financial expert” on Savient’s Audit Committee.

      John M. Nehra has been a director since December 2001. Mr. Nehra is a Special Partner of New Enterprise Associates 10, Limited Partnership (“NEA 10”), a venture capital partnership, and a General Partner of NEA VI, NEA VII, NEA VIII and NEA IX. Mr. Nehra is also the managing General Partner of Catalyst Ventures, a venture capital partnership. Prior to joining NEA 10 and its affiliated venture funds in 1989, Mr. Nehra was Managing Director of Alex Brown & Sons, an investment banking firm. Upon joining Alex Brown in 1975, Mr. Nehra was responsible for building the firm’s healthcare research and healthcare banking practice and forming its capital markets group. Mr. Nehra holds a B.A. from the University of Michigan. Mr. Nehra is a director of Iridex Corporation and Davita Corporation and also serves on the boards of several privately held healthcare companies.

      Wayne I. Roe has been a director since May 1999. Mr. Roe was Senior Vice President of United Therapeutics Corporation, a pharmaceutical manufacturer, from 1999 to 2000. Mr. Roe was Chairman of Covance Health Economics and Outcomes Services, Inc., a strategic marketing firm, from 1996 to 1998. From June 1988 to March 1996, Mr. Roe was the President of Health Technology Associates, a pharmaceutical industry consulting firm. Mr. Roe received a B.A. from Union College, an M.A. from the State University of New York at Albany and an M.A. from the University of Maryland. Mr. Roe is also a director of Ista Pharmaceuticals Inc. and several privately held companies. Mr. Roe currently is an independent consultant in the life sciences industry.

      Richard P. Thompson has been a director and has served as our Chief Executive Officer since 1994 and was named Chairman of the Board in 2000. In addition, Mr. Thompson served as our President from 1994 until June 2003. From 1991 to 1994, Mr. Thompson was President of LifeScan, Inc., a Johnson & Johnson Company. In 1981, Mr. Thompson co-founded LifeScan, which was sold to Johnson & Johnson in 1986. Mr. Thompson holds a B.S. in Biological Sciences from the University of California at Irvine and an MBA from California Lutheran College. Mr. Thompson is also a director of Therasense, Inc.

      Virgil D. Thompson has been a director since June 1995. Since November 2002, Mr. Thompson has been President and Chief Executive Officer of Angstrom Pharmaceuticals, a pharmaceutical company. From September 2000 to November 2002, Mr. Thompson was President, Chief Executive Officer and Director of Chimeric Therapies, Inc., a biotechnology company. From May 1999 until September 2000, Mr. Thompson was the President, Chief Operating Officer and a Director of Bio-Technology General Corp. (now Savient Pharmaceuticals, Inc.), a pharmaceutical company. From January 1996 to April 1999, Mr. Thompson was the President and Chief Executive Officer and a Director of Cytel Corporation, a biopharmaceutical company. From 1994 to 1996, Mr. Thompson was President and Chief Executive Officer of Cibus Pharmaceuticals, Inc., a drug delivery device company. From 1991 to 1993, Mr. Thompson was President of Syntex Laboratories, Inc., a pharmaceutical company. Mr. Thompson holds a B.S. in Pharmacy from Kansas University and a

J.D. from The George Washington University Law School. Mr. Thompson is also a director of Questcor Pharmaceuticals, Inc. and Savient Pharmaceuticals, Inc.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Independence of the Board of Directors

      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Thompson, our Chief Executive Officer, and Dr. Gonda, who was employed by the Company as its Chief Science Officer until December 2001.

      As required under new Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Aradigm at 3929 Point Eden Way, Hayward, California, 94545.

Information Regarding the Board of Directors and its Committees

      The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (formerly called the Nominating Committee). The following table provides membership information for each of the Board committees:

Nominating and
Name	Audit		Compensation		Governance

Frank H. Barker	X				X *
Stan M. Benson			X		X
Igor Gonda
Stephen Jaeger	X
John Nehra					X
Wayne I. Roe	X	*
Richard P. Thompson
Virgil D. Thompson			X	*

*	Committee Chairperson

      Below is a description of each committee of the Board. The Board has determined that each current member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

      The Audit Committee of the Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee met five times during the fiscal year. Currently, three directors comprise the Audit Committee: Messrs. Barker, Jaeger and Roe (chair). Upon his election to the board of directors in March 2004, Mr. Jaeger replaced Mr. Nehra on the Audit Committee. The Audit Committee has adopted a written Audit Committee Charter, which was amended in February 2004 and is attached as Appendix A to these proxy materials.

      The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Mr. Jaeger qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Mr. Jaeger’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Financial Officer for public reporting companies.

Compensation Committee

      The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and recommends to the Board for approval the compensation and other terms of employment of the other officers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Two directors comprise the Compensation Committee: Messrs. Benson and V. Thompson (chair). Dr. Gonda stepped down from the Compensation Committee in February 2004. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met once during the fiscal year.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee (formerly called the Nominating Committee) of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, monitoring compliance with the Company’s Code of Business Conduct and Ethics, periodically reviewing the performance of the board and its committees and overseeing the process for dissemination of information to directors. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.aradigm.com. The members of the Nominating Committee did not meet during the fiscal year, but did actively participate in the nomination of directors. In February 2004 the Nominating Committee was reconstituted as the Nominating and Corporate Governance Committee and Messrs. Barker (chair), Benson and Nehra were appointed to the committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee is expected to meet at least twice in 2004.

      Any potential candidates for director nominees, including candidates recommended by shareholders, are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Committee considers such factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. The Committee also determines whether the nominee would be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then compiles a list of potential candidates from suggestions it may receive, but may also engage, if it deems appropriate, a professional search firm to generate additional suggestions. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates as it deems appropriate. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. While the Committee and the board have from time to time received and considered suggestions from shareholders for nominations to the board, the Committee has received no suggestions for which disclosure is required in this proxy statement.

      The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Committee will consider candidates recommended by shareholders in the same manner as it considers recommendations from other sources. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3929 Point Eden Way, Hayward, California 94545 at least 60 days prior to the anniversary date of the last annual meeting of shareholders. Submissions should include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record owner of the Company’s stock.

Meetings of the Board of Directors

      The Board met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Shareholder Communications with the Board of Directors

      The Company has implemented a process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Aradigm at 3929 Point Eden Way, Hayward, California 94545. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis. All communications directed to the Audit Committee in accordance with the Company’s whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be forwarded directly to the Audit Committee.

Code of Ethics

      The Company has adopted the Aradigm Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at

www.aradigm.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee has the responsibility, under delegated authority from the Company’s Board of Directors, for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is comprised of three non-employee directors and acts under a written charter adopted and approved by the Board of Directors in February 2004. In March 2004, Mr. Jaeger replaced Mr. Nehra on the Audit Committee.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets with the independent auditors, who report directly to the Audit Committee, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      In addition, the Audit Committee has discussed with the independent auditors, the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees). The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their audit.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

      From the members of the Audit Committee of Aradigm Corporation:

Frank H. Barker
John M. Nehra
Wayne I. Roe

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”) or the Securities Act of 1934, as amended (the “1934 Act”), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors is requesting shareholder approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the Company’s authorized number of shares of common stock from 100,000,000 shares to 150,000,000 shares.

      The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock and Series A Preferred Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Articles of Incorporation with the Secretary of State of the State of California.

      In addition to the 62,751,196 shares of common stock outstanding on December 31, 2003, the Board has reserved 11,052,530 shares for issuance upon exercise of options and rights granted under the Company’s stock option and stock purchase plans, up to approximately 9,456,531 shares of common stock which may be issued upon exercise of warrants. In addition, 1,544,626 shares of Preferred Stock are outstanding, which convert into an aggregate of 6,178,504 shares of common stock.

      Although at present the Board of Directors has no other plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further shareholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes.

      The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by Aradigm to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Aradigm. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at Aradigm), nevertheless, shareholders should be aware that approval of this proposal could facilitate future efforts by Aradigm to deter or prevent changes in control of Aradigm, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices. For more information relating to opposition of a hostile takeover attempt or delay and prevention of changes in control or management, please see the paragraph entitled “We have implemented certain anti-takeover provisions” in the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

      The affirmative vote of the holders of (i) a majority of the outstanding shares of common stock and (ii) a majority of all outstanding shares voting on an as-converted basis will be required to approve this amendment to the Company’s Amended and Restated Articles of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the annual meeting (which shares voting affirmatively also constitute a majority of the required quorum) will be required to ratify the selection of Ernst & Young LLP. For purposes of this vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Independent Auditors’ Fees

      The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2003 and December 31, 2002, by Ernst & Young LLP, the Company’s principal accountant. All fees described below were approved by the Audit Committee

	Fiscal
	Year Ended

	2003	2002

	(In
	thousands)
Audit Fees	$181	$165
Audit-related Fees(1)	16	18
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$197	$183

(1)	Audit-related fees represent fees for professional services provided they are reasonably related to the performance of the audit of our annual financial statements and review of our quarterly financial statements, and are not included in Audit Fees. The nature of the services includes advice on accounting matters and consents on SEC filings.

Pre-Approval Policies and Procedures

      The Audit Committee pre-approves audit services, audit-related services, and non-audit services provided by the Company’s independent auditor, Ernst & Young, LLP and will not approve services that the Audit Committee deems to be outside the bounds of applicable laws and regulations. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

      The Audit Committee has determined that the rendering of the services rendered by Ernst & Young LLP other than audit services is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 27, 2004 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock or the Preferred Stock.

	Beneficial Ownership

					Common
					Stock
					and
	Common		Series A Preferred		Preferred
					Stock
		Percent		Percent	Combined
	Number of	of Total	Number of	of	Voting
Beneficial Owner(1)	Shares	(%)	Shares (%)	Total	Power %

Novo Nordisk A/ S(2)	7,868,369	12.5	—	—	11.4
Novo Alle DK-2880
Bagsvaerd, Denmarko
New Enterprise Associates 10, Limited Partnership(3)	4,937,148	7.5	1,033,057	66.9	12.7
1119 St. Paul Street
Baltimore, MD 21202
Special Situations Private Equity Fund L.P.(4)	4,549,629	7.1	—	—	6.4
153 E 53rd Street, 55th Floor
New York, New York 10022
Camden Partners Strategic Fund II-A, LP(5)	—	—	150,000	9.7	*
c/o Camden Partners, Inc.
One South Street, Suite 2150
Baltimore, MD 21202
Domain Public Equity Partners, LP(6)	1,437,788	2.3	154,958	10.0	2.9
One Palmer Square
Princeton, NJ 08542
MPM BioEquities Master Fund LP(7)	537,188	*	206,611	13.4	2.0
601 Gateway Blvd., Suite 360
South San Francisco, CA 94080
Richard P. Thompson(8)	1,543,755	2.4	—	—	2.2
Thomas C. Chesterman(9)	301,940	*	—	—	*
Babatunde A. Otulana, M.D.(10)	537,642	*	—	—	*
Klaus Kohl(11)	370,000	*	—	—	*
V. Bryan Lawlis, Jr.(12)	646,518	*	—	—	*
Igor Gonda(13)	441,281	*	—	—	*
Frank H. Barker(14)	130,212	*	—	—	*
Stan M. Benson(15)	107,500	*	—	—	*
Stephen O. Jaeger(16)	20,000	*	—	—	*
John M. Nehra(17)	80,000	*	—	—	*
Wayne I. Roe(18)	130,212	*	—	—	*
Virgil D. Thompson(19)	182,500	*	—	—	*
All officers and directors as a group (15 persons)(20)	5,869,795	8.6	—	—	7.9

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 63,036,004 shares of common stock and 1,544,626 shares of Preferred Stock (convertible at any time into 6,178,504 shares of common stock) outstanding on February 27, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Represents 7,868,369 shares of common stock held by Novo Nordisk A/ S, a publicly quoted Danish company. According to a Schedule 13D Amendment No. 3 dated March 10, 2003, Novo Nordisk A/ S holds the shares through Novo Nordisk Pharmaceuticals, Inc., a Delaware corporation. Novo Nordisk Pharmaceuticals is a wholly-owned subsidiary of Novo Nordisk of North America, Inc., a Delaware corporation. Novo Nordisk North America is wholly owned by Novo Nordisk A/ S. Novo A/ S, a private limited Danish company, owns approximately 26.7% of Novo Nordisk A/ S’s total share capital, representing approximately 69.0% of the voting rights of Novo Nordisk A/ S and may be deemed to control Novo Nordisk A/ S. Novo A/ S is a wholly-owned subsidiary of Novo Nordisk Foundation, a self-governing and self-owned foundation.

(3)	Includes 2,489,585 shares of common stock and warrants to purchase an aggregate of 2,447,563 shares of Common Stock held by NEA 10. According to a Schedule 13D Amendment No. 4 dated June 25, 2003 and filed jointly by NEA 10, NEA Partners 10, Limited Partnership (“NEA Partners 10”), Stewart Alsop, James Barrett, Peter J. Barris, Robert T. Coneybeer, Nancy L. Dorman, Ronald H. Kase, C. Richard Kramlich, Thomas C. McConnell, Peter T. Morris, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III, each of the aforementioned general partners of NEA Partners 10 has shared dispositive and shared voting power with respect to the shares held by NEA 10. Each of the aforementioned disclaims beneficial ownership as to the shares held by NEA 10, except to the extent of their pecuniary interest therein.

(4)	Includes 1,111,111 shares of common stock and a warrant to purchase 534,106 shares of common stock held by Special Situations Private Equity Fund L.P. (“SSPE”), 531,452 shares of common stock and a warrant to purchase 268,810 shares of common stock held by Special Situations Cayman Fund, L.P. (“Cayman”) and 1,497,084 shares of common stock and warrants to purchase 607,066 shares of common stock held by Special Situations Fund III, L.P. (“SSF3”). According to a Schedule 13G dated February 13, 2004, Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”), are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Cayman. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to SSF3. Marxe and Greenhouse are also members of MG Advisers, L.L.C., the general partner of and investment adviser to SSPE.

(5)	Includes 8,400 shares of Preferred Stock held by Camden Partners Strategic Fund II-B, L.P.

(6)	Includes 582,320 shares of common stock issuable upon exercise of warrants.

(7)	Includes 537,188 shares of common stock issuable upon exercise of warrants.

(8)	Includes 109,613 shares of common stock held by Mr. Thompson, 279,206 shares of common stock held by the Thompson Family Trust and 15,000 shares of common stock held by Thompson Family Partners. Mr. Thompson is a co-trustee of the Thompson Family Trust and a General Partner of Thompson Family Partners and, as such, may be deemed to share voting and investment power with respect to the shares held by the Thompson Family Trust and Thompson Family Partners. Mr. Thompson disclaims beneficial ownership of the shares held by his family members, the Thompson Family Trust and Thompson Family Partnership except to the extent of his pecuniary and proportionate partnership interest arising from his interest therein. Includes 1,120,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares. Includes 19,936 shares of common stock issuable upon exercise of warrants held by the Thompson Family Trust.

(9)	Includes 280,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares. Includes 2,848 shares of common stock issuable upon exercise of warrants.

(10)	Includes 525,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(11)	Includes 370,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(12)	Includes 600,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares. Includes 8,544 shares of common stock issuable upon exercise of warrants.

(13)	Includes 305,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(14)	Includes 130,212 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(15)	Includes 107,500 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(16)	Includes 20,000 shares of common stock subject to options granted to Mr. Jaeger upon his joining the Company’s board in March 2004. These options are exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(17)	Includes 80,000 shares subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares. Does not include 4,937,148 shares, including shares of common stock issuable upon conversion of Preferred Stock, beneficially owned by NEA 10. Mr. Nehra is a director of the Company and a limited partner of NEA Partners 10, the general partner of NEA 10. Mr. Nehra disclaims beneficial ownership of the shares held by NEA 10 except to the extent of his pecuniary interest therein.

(18)	Includes 130,212 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(19)	Includes 163,000 shares of common stock subject to options exercisable within 60 days of February 27, 2004, subject to repurchase of unvested shares.

(20)	See footnotes (1) through (19) above, as applicable.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Compensation of Directors

      Each non-employee director of the Company receives a per meeting fee of $3,000. In addition, each non-employee director of the Company receives $1,000 for each committee meeting, and the committee chairperson receives an additional $500 per committee meeting. In the fiscal year ended December 31, 2003, the total compensation paid to non-employee directors was $150,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

      Under current Board policy, each director receives an automatic option grant upon election to the board, and at each annual meeting of the shareholders thereafter. Additional grants may be made to non-employee directors under the 1996 Equity Incentive Plan, as amended (the “1996 Plan”).

      During the last fiscal year, the Company granted options covering 20,000 shares to each non-employee director of the Company at an exercise price per share of $0.95 and options covering 20,000 shares to each non-employee director of the Company at an exercise price per share of $1.30 (the fair market value of such common stock on the date of each grant based on the closing sales price reported on the Nasdaq National Market for the date of each grant). As of February 27, 2004, non-employee directors held options to purchase an aggregate of 915,924 shares of the Company’s Common Stock.

Compensation of Executive Officers

      The following table shows for the fiscal years ended December 31, 2001, 2002 and 2003, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2003 (the “Named Executive Officers”). In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of the Company’s salaried employees and certain perquisites and other personal benefits received by the Named Executive Officers which don’t exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus contained in this table.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

					Securities
				Other	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)	Compensation($)

Richard P. Thompson(1)	2003	345,000	69,000	—	150,000	5,250
Chairman and Chief Executive	2002	345,000	122,584	—	250,000	1,559
Officer	2001	340,000	129,000	—	200,000	4,212
V. Brian Lawlis, Jr.(2)	2003	280,000	56,000	43,987	100,000	88,946
President and Chief Operating	2002	280,000	95,200	97,541	50,000	187,897
Officer	2001	—	—	—	—	—
Thomas C. Chesterman(1)	2003	260,000	41,600	—	35,000	5,250
Senior Vice President and Chief	2002	82,000	31,488	—	150,000	—
Financial Officer	2001	—	—	—	—	—
Klaus Kohl(3)	2003	229,154	46,665	25,193	75,000	47,937
Senior Vice President, Quality	2002	227,123	87,215	23,162	100,000	44,071
and Technical Director, iDMS	2001	190,000	35,000	4,479	120,000	8,522
Babatunde A. Otulana(4)	2003	232,100	27,852	18,969	50,000	41,343
Vice President, Clinical and	2002	230,708	66,443	19,947	130,000	40,846
Regulatory Affairs	2001	218,000	40,000	3,590	100,000	6,830

(1)	All Other Compensation represents matching contributions paid by the Company under the Company’s 401(k) plan.

(2)	In 2003, a tax “gross-up” payment was made by the Company to Mr. Lawlis in the amount of $43,987, Mr. Lawlis was reimbursed by the Company for moving expenses in the amount of $36,900, indebtedness to the Company in the amount of $46,796 was forgiven and $5,250 was paid by the Company to Mr. Lawlis under the Company’s 401(k) plan. In 2002, a tax “gross-up” payment was made by the Company to Mr. Lawlis in the amount of $97,541, Mr. Lawlis was reimbursed by the Company for moving expenses in the amount of $136,748, indebtedness to the Company in the amount of $48,847 was forgiven and $2,302 was paid by the Company to Mr. Lawlis under the Company’s 401(k) plan.

(3)	Mr. Kohl was reimbursed by the Company for moving expenses in the amounts of $29,660, $29,660 and $8,522 in 2003, 2002 and 2001, respectively. In 2003, a tax “gross-up” payment was made by the Company to Mr. Kohl in the amount of $25,193 and indebtedness to the Company in the amount of $18,277 was forgiven. In 2002, a tax “gross-up” payment was made by the Company to Mr. Kohl in the amount of $23,162 and indebtedness to the Company in the amount of $14,411 was forgiven. In 2001, a tax “gross-up” payment was made by the Company in the amount of $4,479.

(4)	In 2003, a tax “gross-up” payment was made by the Company to Mr. Otulana in the amount of $18,969, Mr. Otulana’s indebtedness to the Company in the amount of $36,093 was forgiven and $5,250 was paid by the Company to Mr. Otulana under the Company’s 401(k) plan. In 2002, a tax “gross-up” payment was made by the Company to Mr. Otulana in the amount of $19,947, indebtedness to the Company in the amount of $37,955 was forgiven and $2,891 was paid by the Company to Mr. Otulana under the Company’s 401(k) plan. In 2001, a tax “gross-up” payment was made by the Company in the amount of $3,590 and Mr. Otulana was reimbursed by the Company for moving expenses in the amount of $6,830.

STOCK OPTION GRANTS AND EXERCISES

      The following table presents, for the fiscal year ended December 31, 2003, certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2003. The Company grants options to its executive officers under the 1996 Plan. These options vest quarterly over a four-year period. The options will fully vest upon a change of control (as defined in the 1996 Plan), unless the acquiring company assumes the options or substitutes similar options. In the year ended December 31, 2003, the Company granted options to purchase a total of 1,572,750 shares of the Company’s common stock.

      Potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated rate compounded annually until the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are required by the rules of the SEC and do not represent the Company’s estimate or projection of the future common stock price.

	Individual Grants				Potential Realizable
					Value at Assumed
		% of Total			Annual Rates of
		Options			Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees in	Exercise Or		Option Term
	Options	Fiscal	Base	Expiration
Name	Granted(#)	Year(%)	Price($/Sh)	Date	5%($)	10%($)

Richard P. Thompson	150,000	9.5	0.95	2/18/13	92,061	230,999
V. Brian Lawlis, Jr.	100,000	6.4	0.95	2/18/13	61,374	153,999
Thomas C. Chesterman	35,000	2.2	0.95	2/18/13	21,481	53,900
Klaus Kohl	75,000	4.8	0.95	2/18/13	46,030	115,499
Babatunde A. Otulana	50,000	3.2	0.95	2/18/13	30,687	77,000

OPTION EXERCISES AND YEAR-END OPTION VALUES

      No Named Executive Officers exercised options during 2003. Options granted under the 1996 Plan are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares at the original exercise price paid per share upon termination of employment. The value of in-the-money options is based on the fair market value of the Company’s common stock at December 31, 2003, which was $1.71 per share, minus the exercise price of the options.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at FY-End(#)		FY-End($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard P. Thompson	820,000	—	114,000	—
V. Brian Lawlis, Jr.	350,000	—	76,000	—
Thomas C. Chesterman	185,000	—	26,600	—
Klaus Kohl	295,000	—	57,000	—
Babatunde A. Otulana	415,000	—	38,000	—

Equity Compensation Plan Information

      The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as December 31, 2003. No equity compensation plans that were in effect as of December 2003 were adopted without the approval of the Company’s security holders.

Number of securities
	Number of		remaining available for
	securities to be	Weighted-average	future issuance under
	issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
	warrants and rights	and rights	column(a)(1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,483,826	$6.23	2,998,518
Equity compensation plans not approved by security holders	—	—	—
Totals:	6,483,826	$6.23	2,998,518

(1)	9,376,420, 1,570,186 and 105,924 shares are reserved for future issuance under the 1996 Plan, Employee Stock Purchase Plan and the 1996 Non-Employee Directors’ Plan, respectively. The 1996 Plan contains an evergreen provision whereby the aggregate number of shares reserved for issuance is increased annually by a number of shares equal to 6% of the issued and outstanding common stock as determined on the date of the annual meeting of shareholders beginning with the 2001 meeting (or some lesser number of shares as determined by the Board of Directors). Under the 1996 Plan, the aggregate increase in the number of shares to be reserved by operation of the evergreen provision will not exceed 10,000,000.

Compensation Committee Interlocks and Insider Participation

      As noted above, the Company’s Compensation Committee currently consists of Messrs. Benson and V. Thompson. Dr. Gonda was an executive officer of the Company from August 2000 until December 2001, and was a member of the Committee from December 2002 until February 2004.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION*

      The Compensation Committee of the Board of Directors (the “Committee”) is composed of two non-employee directors. Dr. Gonda stepped down from the Compensation Committee in February 2004. The Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock option grants. The Committee annually evaluates the performance, and recommends to the Board of Directors the level of compensation, of the Chief Executive Officer (“CEO”), and the other executive officers of the Company based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other biotechnology companies. The CEO is not present during the discussion of his compensation.

      The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets.

      In general, the salaries of executive officers are based upon a review of surveys of publicly-held biotechnology companies of a similar size to the Company in terms of number of persons employed. Based upon such surveys, the executive officers’ salaries are set at the beginning of a fiscal year in the low- to mid-range as compared to other biotechnology companies described above. The salaries are adjusted at such time within such range based upon whether an executive officer met specific individual performance goals. Such individual performance goals are based upon the officer’s contribution toward Company goals. For the fiscal year ended December 31, 2003, the average increase in the salaries of the executive officers, including the CEO, was 1.6%.

      Target bonuses of executive officers are based upon the surveys of other biotechnology companies described above and are set at the beginning of each fiscal year as a percentage of base salary, which percentage is in the mid-range as compared to such other biotechnology companies. Actual bonuses are paid at the end of each fiscal year and may be above or below target depending on whether certain corporate goals have been met during the year. The set of corporate goals is the same for all executive officers. Because the Company is a development stage company, the corporate goals are based upon product development and financing objectives rather than the operating performance of the Company. The Committee assigns a weight to each goal according to whether it was attained or surpassed. The bonus is capped at 150% of the target percentage based on maximum goal achievement.

      In recommending stock options for executive officers, the Committee considers individual performance, overall contribution to the Company and the total number of stock options to be awarded. The level of stock option awards is also based upon the surveys of other biotechnology companies described above. After considering the criteria relating to awarding stock options, the Committee determined that ten executive officers, including the CEO, would receive option grants in the fiscal year ended December 31, 2003.

      The Committee generally uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO, except that during 2003 the CEO’s bonus was based on performance targets in product development and levels of financing achieved. The corporate goals used in adjusting the salary of the CEO are the same as the corporate goals utilized in adjusting the salaries of all executive officers. The CEO’s salary and bonus are determined based on comparisons with other biotechnology companies and adjusted according to corporate performance as described above. During 2003, the CEO did not receive an increase in salary and received a bonus that was 40% of the target bonus. In awarding stock options, the Committee considers the CEO’s performance, overall contribution to the Company, the total number of options awarded and the level of options granted by other biotechnology companies as described above. Based on such criteria, the CEO received options to purchase an aggregate of 150,000 shares of the Company’s common stock for the fiscal year ended December 31, 2003. Compared to other biotechnology companies as described above, the CEO’s salary and stock options are in the low- to mid-range.

      Section 162(m) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers during a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Committee intends to continue to evaluate the effects of the statute and any United States Treasury regulations and to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company.

      From the members of the Compensation Committee of Aradigm Corporation:

Stan M. Benson
Igor Gonda
Virgil D. Thompson

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE MEASUREMENT COMPARISON*

      The following graph shows the total shareholder return of an investment of $100 in cash on December 31, 1998 for (i) Aradigm’s common stock, (ii) the Nasdaq composite Market Index (the “Nasdaq Index”) and (iii) the Nasdaq Pharmaceutical Index (the “Nasdaq-Pharmaceutical”). The total return for the Company’s stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company’s stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each quarterly period. The Nasdaq Index tracks the aggregate price performance of equity securities traded on the Nasdaq. The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the Nasdaq Index. The Company’s common stock is traded on the Nasdaq and is a component of both the Nasdaq Index and the Nasdaq-Pharmaceutical.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG ARADIGM CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ PHARMACEUTICAL INDEX

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

ARADIGM CORPORATION	100.00	76.00	117.00	56.80	12.96	13.68
NASDAQ INDEX	100.00	192.96	128.98	67.61	62.17	87.61
NASDAQ PHARMACEUTICAL	100.00	195.32	234.54	214.66	141.50	203.84

*	This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN TRANSACTIONS

      The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company’s Bylaws.

      Pursuant to an offer letter dated September 20, 2001, the Company agreed to provide Mr. Lawlis with a loan in the principal amount of $200,000. The loan has a five-year term and accrues interest at the rate of 4.8% per year. By the terms of the offer letter, the loan is to be forgiven over the first five years of Mr. Lawlis’s employment with the Company. In 2003 the total amount of principal and interest forgiven was $46,796, and the largest aggregate amount of indebtedness outstanding in 2003, including principal and accrued interest, was $160,000. As of February 27, 2004, the amount of principal and accrued interest outstanding was $113,333.

      Pursuant to an offer letter dated August 10, 1997, the Company agreed to provide Mr. Otulana with loans in the principal amount of $60,000. On December 17, 2001, the Board extended the term of such loans to December 31, 2003 and approved the forgiveness of such loans, including all accrued interest, over a two-year period ending on December 31, 2003, for as long as Mr. Otulana continues to be employed by the Company. The loan accrues interest at the rate of 5.4% per year. In 2003, the total amount of principal and interest forgiven was $36,093, and the largest aggregate amount of indebtedness outstanding in 2003, including principal and accrued interest, was $34,200. As of December 31, 2003, all outstanding principal and interest was repaid.

      Pursuant to a letter agreement dated April 1, 2002, the Company agreed to provide Mr. Kohl with a loan in the principal amount of $50,000. The loan has a three-year term and accrues interest at the rate of 5.4% per year. By the terms of the letter agreement, the loan is to be forgiven in 36 equal installments, together with accrued interest, for as long as Mr. Kohl continues to be employed by the Company. In 2003, the total amount of principal and interest forgiven was $18,277, and the largest aggregate amount of indebtedness outstanding in 2003, including principal and accrued interest, was $37,500. As of February 27, 2004, the amount of principal and accrued interest outstanding was $18,056.

      Pursuant to a Securities Purchase Agreement entered into as of February 10, 2003, the Company issued 18,992,391 shares of its common stock and warrants to purchase 4,273,272 shares of its common stock to certain investors for aggregate consideration of approximately $15 million, in a private placement (the “Private Placement”). NEA 10, which owned over 5% of the Company’s outstanding common stock prior to the Private Placement, invested approximately $4.2 million in the Private Placement. Mr. Thompson, the Company’s Chairman and Chief Executive Officer invested approximately $70,000 in the Private Placement. For more information regarding the Private Placement, please see the Company’s Current Report on Form 8-K dated as of February 10, 2003.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

      This year, a number of brokers with account holders who are Aradigm shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Aradigm Corporation, Corporate Secretary, 3929 Point Eden Way, Hayward, CA 94545 or contact the Company’s Corporate Secretary at (510) 265-9000. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard P. Thompson
Chairman and Chief Executive Officer

April 2, 2004

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Secretary, Aradigm Corporation, 3929 Point Eden Way, Hayward, CA 94545. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

APPENDIX A — AMENDED AUDIT COMMITTEE CHARTER, ADOPTED FEBRUARY 27, 2004

ARADIGM CORPORATION

CHARTER OF THE AUDIT COMMITTEE

Purpose and Policy

      The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Company’s Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (the “Auditors”) The operation of the Committee shall be subject to the Bylaws of the Company and the California Corporations Code in effect from time to time.

      The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors and the Company’s financial management.

Composition

      The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. It is desired that at least one member of the Committee satisfies the applicable Nasdaq financial sophistication requirements as in effect from time to time.

Meetings and Minutes

      The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

Authority

      The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

      The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

2. Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the compensation to be paid, at the Company’s expense, to the Auditors, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Former Employees of Auditor. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Auditors and engaged on the Company’s account.

7. Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

8. Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

9. Quarterly Results. To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

10. Accounting Principles and Policies. To review and discuss with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

11. Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s major financial risk exposures and the steps to be taken to minimize such risks to the Company.

12. Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

13. Disagreements Between Auditors and Management. To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

14. Internal Control Over Financial Reporting. To confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control over financial reporting.

15. Separate Sessions. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

16. Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17. Regulatory and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements if, in the judgment of the Committee, such review is necessary or appropriate.

18. Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

19. Proxy Report. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

20. Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Nominating and Corporate Governance Committee for further consideration.

21. Report to Board. To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

22. General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

      It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

PROXY

ARADIGM CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2004

     The undersigned hereby appoints RICHARD P. THOMPSON and THOMAS C. CHESTERMAN, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Aradigm Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Aradigm Corporation to be held at the Company’s offices located at 3929 Point Eden Way, Hayward, California on Thursday, May 20, 2004 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

[X]	Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE “FOR” PROPOSALS 2 AND 3.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

1.	To elect (01) Frank H. Barker, (02) Wayne I. Roe, (03) Richard P. Thompson, (04) Virgil D. Thompson, (05) Igor Gonda, (06) Stan M. Benson, (07) John M. Nehra and (08) Stephen O. Jaeger as directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected

FOR ALL NOMINEES	[ ]

WITHHELD FROM ALL NOMINEES	[ ]

FOR ALL NOMINEES EXCEPT:	[ ]

		FOR	AGAINST	ABSTAIN

2.	To approve an amdnement to the Company’s Amended and Restated Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000.	[ ]	[ ]	[ ]

3.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.	[ ]	[ ]	[ ]

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name appears hereon. If stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating that if signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: